SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)


                            WEST BANCORPORATION, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    95123P106
                                 (CUSIP Number)


                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule to which this Schedule is filed:

                  Rule 13d-1(b)

         X        Rule 13d-1(c)
        ---
                  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  95123P106                     SCHEDULE 13G

1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

                  Robert G. Horner

2.       Check the appropriate box if a member of a group

                  N/A

3.       SEC Use Only

4.       Citizenship or Place of Organization

                  Citizen of United States
                  Resident of State of Iowa

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5.       Sole Voting Power

                  465,942

6.       Shared Voting Power

                  449,800 shares

7.       Sole Dispositive Power

                  465,942 shares

8.       Shared Dispositive Power

                  449,800 shares

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  915,742 shares

10. Check box if the aggregate amount in Row (9) excludes certain shares

                  N/A

11.      Percent of Class Represented by Amount in Row 9

                  5.7%

12.      Type of Reporting Person

                  IN

ITEM 1(a).        NAME OF ISSUER:

                  West Bancorporation, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1601 22nd Street
                  West Des Moines, Iowa 50266

ITEM 2(a).        NAME OF PERSON FILING:

                  Robert G. Horner

ITEM 2(b).        ADDRESS OF RESIDENCE:

                  1104 Tulip Tree Lane
                  West Des Moines, Iowa 50266

ITEM 2(c).        CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  95123P106

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  N/A

ITEM 4.  OWNERSHIP:

         (a)      Amount Beneficially Owned:

                  915,742 shares

         (b)      Percent of Class:

                  5.7%

         (c)      (i)      Sole power to vote or direct the vote:

                           465,942 shares

                  (ii)     Shared power to vote or direct the vote:

                           449,800 shares

                  (iii)    Sole power to dispose or direct the disposition of:

                           465,942 shares

                  (iv) Shared power to dispose or to direct the disposition of:

                           449,800 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Robert G. Horner and his spouse Sheri are the sole owners of RS&H Enterprises, Inc. (an Iowa corporation) which owns the 449,800 shares reported in Item 4 as having shared power to vote and shared power to direct the disposition of such shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  N/A

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:

                  N/A

ITEM 10. CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 11, 2003                  Signature:

                                            Name: /s/Robert G. Horner
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